PROSPECTUS and	PRICING SUPPLEMENT NO. 28
PROSPECTUS SUPPLEMENT, each	Dated October 8, 2013
Dated April 21, 2011 as supplemented	Registration Statement No. 333-173672
by Supplement No. 1 dated April 3, 2013	Filed Pursuant to Rule 424(b)(2)

U.S. $3,950,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 1.050% Senior Notes Due October 11, 2016

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, and Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESD2 / US24422ESD21

Date of Issue:	October 11, 2013

Maturity Date:	October 11, 2016

Principal Amount:	$500,000,000

Price to Public:	99.873% plus accrued interest from October 11, 2013

Interest Payment Dates:	Semi-annually on each April 11 and October 11, commencing on April 11, 2014

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.050% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:

	Name	Principal Amount Of Notes
	Citigroup Global Markets Inc.	$150,000,000.00
	HSBC Securities (USA) Inc.	150,000,000.00
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	150,000,000.00
	Goldman, Sachs & Co.	25,000,000.00
	Morgan Stanley & Co. LLC	25,000,000.00
	Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.723% plus accrued interest from October 11, 2013 if settlement occurs after that date.